Exhibit (a)(5)(iii)

MITSUBISHI UFJ FINANCIAL GROUP COMMENCES CASH TENDER OFFER TO

ACQUIRE ALL PUBLICLY HELD SHARES OF UNIONBANCAL CORPORATION

Tokyo and San Francisco, CA, August 29, 2008 – Mitsubishi UFJ Financial Group, Inc. (“MUFG”) (NYSE: MTU) today commenced, through its wholly owned subsidiary The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), the previously announced tender offer for all of the outstanding shares of common stock it does not already own of UnionBanCal Corporation (“UNBC”) (NYSE: UB) at a price of $73.50 per share in cash. MUFG and its subsidiaries have held a majority ownership position in UNBC since 1996 and today own approximately 64.9% of the outstanding shares.

MUFG and UNBC announced on August 18, 2008, the signing of a definitive merger agreement that has been approved by the Boards of Directors of MUFG, BTMU and UNBC and by the Special Committee of the UNBC Board. The UNBC Board is recommending that holders of shares of UNBC common stock accept the offer and tender their shares of common stock pursuant to the offer.

The offer and withdrawal rights are scheduled to expire at 12:00 midnight, Eastern Daylight Savings Time (U.S.), on September 26, 2008, unless the offer is extended. In addition to customary conditions, the offer is subject to there having been validly tendered and not withdrawn a majority of the outstanding UNBC shares not already owned by MUFG or BTMU or by the officers and directors of UNBC. The offer is not subject to a financing condition and does not require Japanese or U.S. bank regulatory or antitrust approval. MUFG intends to consummate a second-step merger promptly after the tender offer is completed. Following the purchase of shares in the tender offer and subsequent merger, UNBC would become an indirect, wholly owned subsidiary of MUFG.

Innisfree M&A Incorporated is the Information Agent and Morgan Stanley & Co. Incorporated is the Dealer Manager for the offer.

About MUFG / BTMU

MUFG is one of the world’s leading financial groups, with total assets of more than ¥190 trillion (approximately $1.8 trillion) as of March 31, 2008. MUFG’s services include commercial banking, trust banking, securities, credit cards, consumer finance, asset management and leasing.

The Group’s operating companies include BTMU, Japan’s largest commercial bank, Mitsubishi UFJ Trust and Banking Corporation, Japan’s leading trust bank, and Mitsubishi UFJ Securities, one of Japan’s largest securities firms.

BTMU is Japan’s leading bank with around 660 branches and offices, over 400,000 corporate customers, and around 40 million individual customers. BTMU also has the largest overseas network of any Japanese bank, comprising offices and subsidiaries in more than 40 countries worldwide. BTMU’s global network includes Union Bank of California, which is a wholly owned subsidiary of UNBC and is one of the 25 largest banks in the United States with over 300 branches and assets in excess of $60 billion.

For more information about MUFG, please visit www.mufg.jp/english/about.

About UnionBanCal Corporation

Based in San Francisco, UnionBanCal Corporation (NYSE: UB) is a bank holding company with assets of $60.6 billion at June 30, 2008. Its principal subsidiary, Union Bank of California, N.A., had 337 banking offices in California, Oregon, and Washington and 2 international offices at June 30, 2008. The company’s Web site is located at www.unionbank.com.

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For more information, please contact:

George Sard/Jim Barron/Kara Findlay/Nicole Tolmie

Sard Verbinnen & Co

(212) 687-8080

ntolmie@sardverb.com

John A. Rice, Jr. (Investor Relations)

UnionBanCal Corporation

(415) 765-2969

investor.relations@uboc.com

Daniel Weidman (Corporate Communications)

UnionBanCal Corporation

(213) 236-4050

daniel.weidman@uboc.com

Important Information

Shareholders of UNBC are advised to read the Tender Offer Statement on Schedule TO, the offer to purchase, UNBC’s Solicitation/Recommendation Statement on Schedule 14D-9 and other documents relating to the tender offer filed with the Securities and Exchange Commission (the “SEC”) because they contain important information. Anyone may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at (888) 750-5834.

Cautionary Statement Concerning Forward-Looking Information

This press release contains forward-looking statements such as “believes,” “anticipates,” “expects,” “plans,” “intends,” “estimates”, “may”, “will”, “could”, “should”, “would” and other similar words and phrases, statements regarding the intent, belief, strategy, plans or current expectations of MUFG, BTMU and UNBC. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. None of MUFG, BTMU or UNBC undertakes any obligation to update the forward-looking statements contained herein, or to update the reasons why actual results could differ from those projected in the forward-looking statements.